THE SECURITIES REPRESENTED BY THIS NOTE AND ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUED UPON EXERCISE HEREOF MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, NOR MAY THIS NOTE BE EXERCISED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

SECOND AMENDED AND RESTATED
CONVERTIBLE PROMISSORY NOTE

Denver, Colorado	As of May 26, 2004

     WHEREAS, on December 31, 2002, Entrust Financial Services, Inc., a Colorado corporation (the “Company”), executed and delivered to BBSB, LLC, a Colorado limited liability company (the “Holder”), a Convertible Promissory Note (the “Original Note”) in the principal amount of $2,000,000 (the “Original Principal Amount”). A copy of the Original Note is attached hereto as Exhibit A;

     WHEREAS, on April 1, 2004, the Company and the Holder agreed to amend and restate the Original Note and, in accordance therewith, the Company executed and delivered to the Holder an Amended and Restated Convertible Promissory Note (the “Restated Note”). A copy of the Restated Note is attached hereto as Exhibit B;

     WHEREAS, pursuant to Section 2.2 of the Restated Note, the Holder agreed to cancel the unaccrued portion of the final interest payment (the “Final Interest Payment”) described in the Original Note amounting to $700,000 (33% per annum payable on the Original Principal Amount from April 1, 2004 through the maturity date of the Original Note (March 27, 2005)) subject to certain conditions;

     WHEREAS, the Company has recently filed a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission pursuant to the Stock Purchase Agreement dated as of March 24, 2005, between the Company, the Holder and the Company’s wholly-owned subsidiary, Entrust Mortgage, Inc. (“Mortgage”), wherein, among other things, the Company has requested that its shareholders approve the sale of all of the capital stock of Mortgage to the Holder (the “Mortgage Sale”);

     WHEREAS, the Company has advised the Holder that the Company will be unable to make the payment of $100,000 due to the Holder on June 1, 2005 pursuant to the terms of the Restated Note as a result of the significant legal and other costs incurred by the Company in connection with the Proxy Statement;

     WHEREAS, the Company has requested that the Holder waive the requirement that the Company make the $100,000 payment to the Holder on June 1, 2005 and that the Holder loan to the Company an additional $300,000 (the “New Loan”) in order to enable the Company to pay its obligations and liabilities as they become due prior to the Mortgage Sale;

     WHEREAS, the Company acknowledges and agrees that the failure to make the $100,000 payment to the Holder on June 1, 2005 shall constitute a default of the Company under the Restated Note;

     WHEREAS, the Holder has agreed to waive its right to exercise the remedies arising from such default, and instead require the $100,000 payment due to the Holder from the Company on June 1, 2005 be paid to the Holder on the Maturity Date (as defined below);

     WHEREAS, the Company has agreed to provide the Company with the Additional Loan pursuant to the terms and conditions set forth herein (this “Note”); and

     WHEREAS, this Note shall amend, restate and replace the Restated Note in its entirety.

     NOW, THEREFORE, the Restated Note is hereby amended and restated as follows:

     1.    Principal Amount. The remaining balance of the Principal Amount on the date hereof ($1,200,000) and the New Loan ($300,000) shall hereinafter be referred to as the Principal Amount. The Company hereby promises to pay to the order of the Holder, in lawful money of the United States at the address of the Holder set forth below, the Principal Amount, together with Interest (as hereinafter defined), which shall accrue from the date hereof until the date of payment in full of the aggregate Principal Amount or the conversion of this Note pursuant to the terms hereof. The Principal Amount shall be paid by the Company as follows: (i) $100,000 shall be paid on the first day of each month commencing on July 1, 2005 and ending on the Maturity Date (for aggregate payments under this Section 1(i) of $1,100,000), and (ii) $400,000 shall be paid on the Maturity Date.

     2.    Interest.

          2.1    Monthly Interest Payments. The outstanding Principal Amount shall bear interest (“Interest”) at the rate of 12% per annum (calculated on the basis of the actual number of days elapsed in a 365-day year) payable monthly in arrears on the first day of the month.

          2.2    Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Section 2 or Section 13, if a court of competent jurisdiction determines in a final order that the rate of Interest payable in connection with this Note exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of Interest payable hereunder shall be equal to the Maximum Lawful Rate, and to the extent permitted by law any amount paid in excess of the Maximum Lawful Rate shall be deemed to have been a repayment of principal.

     3.    Maturity. Unless this Note is earlier accelerated, prepaid or converted as set forth below, the outstanding Principal Amount and all unpaid Interest thereon shall be paid in full on May 1, 2006 (the “Maturity Date”).

     4.    Application of Payments.

          4.1    Except as otherwise expressly provided herein, each payment under this Note shall be applied (i) first to the repayment of any sums incurred by the Holder for the payment of any expenses in enforcing the terms of this Note, (ii) then to the payment of Interest, and (iii) then to the reduction of the Principal Amount.

          4.2    Upon payment in full of the Principal Amount and applicable accrued and unpaid Interest thereon or the conversion of such amount pursuant to Section 6, this Note shall be marked “Paid in Full” and returned to the Company.

     5.    Prepayment. This Note (including the Principal Amount and all Interest thereon) may be prepaid in full or in part at any time upon five business days’ written notice (the “Prepayment Notice”) to the Holder. The Prepayment Notice shall contain the Principal Amount to be prepaid and applicable Interest due thereon pursuant to the next sentence. In the event the Holder does not first convert the prepayment amount in accordance with Section 6, on the date that is five business days following the Holder’s receipt of the Prepayment Notice (“Prepayment Date”), the Company shall pay to the Holder the portion of the Principal Amount to be prepaid and the accrued and unpaid portion of the Interest thereon.

     6.    Note Conversion.

          6.1    Conversion. On the Maturity Date, the Holder may elect to convert all, or any part, of the outstanding Principal Amount of this Note into shares of the Company’s common stock, $.0000001 par value per share (“Common Stock”), at a conversion price per share of Common Stock of $0.50, as adjusted and readjusted from time to time in accordance with Sections 6.3 and 6.6 (such conversion price, as so adjusted and readjusted and in effect at any time, being herein called the “Conversion Price”). In addition, on the Prepayment Date, the Holder may elect to convert all, or any part, of the Principal Amount set forth in the Prepayment Notice into Common Stock at the Conversion Price. In either such event, on the conversion date (the “Conversion Date”), the Company shall pay to the Holder the accrued and unpaid portion of the Interest due and payable on any Principal Amount converted to Common Stock pursuant to this Section.

          6.2    Conversion Procedure.

               6.2.1    Notice of Conversion. If the Holder elects to convert this Note pursuant to Section 6.1, the Holder shall deliver to the Company written notice of its conversion (“Conversion Notice”). Such Conversion Notice shall set forth (i) the Principal Amount of this Note and the amount of accrued Interest that the Holder intends to convert, (ii) the date on which such conversion will occur and (iii) the name or names to appear on the certificate(s) representing the shares and the number of shares for each certificate if more than one is to be issued. All amounts converted shall be applied first to any accrued and unpaid Interest and then to the reduction of the Principal Amount.

               6.2.2    Delivery of Stock Certificates. As promptly as practicable after the conversion of this Note, the Company, at its expense, will issue and deliver to the Holder a certificate(s) for the number of full shares of Common Stock issuable upon such conversion.

               6.2.3    Delivery of Replacement Note. Upon the conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. If the Holder only converts part of the Principal Amount of this Note, as promptly as practicable after the conversion of that portion of this Note, the Company, at its expense, will issue and deliver to the Holder a new Note with a new Principal Amount, and the Company shall be forever released from all its obligations and liabilities under this Note.

               6.2.4    Fractional Shares. No fractional shares of the Company's Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the number of shares of Common Stock to be issued shall be rounded up to the next whole number of shares.

          6.3    Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

               6.3.1    If the Company shall issue any Additional Stock (as hereinafter defined), or rights to acquire Additional Stock, for a consideration per share less than the Fair Market Value (as hereinafter defined) of the Company’s Common Stock in effect immediately prior to such issuance (the “Lower Price”), the Conversion Price shall be reduced to the Lower Price.

               6.3.2    In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

               6.3.3    In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Company’s board of directors (the “Board of Directors”).

          6.4    “Additional Stock” shall mean any shares of Common Stock issued by the Company after the Effective Date hereof except:

               6.4.1    150,000 shares of Common Stock issuable to consultants, advisors and employees of the Company pursuant to stock options outstanding and reserved for issuance on the Effective Date under the Company’s 2002 Stock Compensation Plan I under cover of Form S-8 and 250,000 shares of Common Stock issuable to consultants, advisors and employees of the Company pursuant to stock options outstanding and reserved for issuance on the Effective Date under the Company’s Equity Incentive Plan; and

               6.4.2    530,000 shares of Common Stock issuable pursuant to warrants outstanding on the Effective Date.

          6.5    “Fair Market Value” means the Closing Price of the Common Stock of the Company for which a Closing Price is available; provided, however, that if a Closing Price is unavailable, the fair market value shall be determined in good faith by the Board of Directors of the Company based upon recent sales of the Company’s Common Stock.

               “Closing Price” means, with respect to the Company's Common Stock, (i) if the shares are listed or admitted for trading on any United States national securities exchange, the Closing Price will be equal to the average of the last reported per share sale price on such exchange for the five days immediately preceding the date of determination, as reported in any newspaper of general circulation; (ii) if the shares are quoted on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices in common use, the average closing bid quotation for such shares for the five days immediately preceding the date of determination on such system; (iii) if neither clause (i) or (ii) is applicable, the average bid quotation for such shares for the five days immediately preceding the date of determination as reported by the National Daily Quotation Service if at least two securities dealers have inserted both bid and asked quotations for the shares on at least five of the ten preceding days; (iv) in lieu of the above, if actual transactions in the shares are reported on a consolidated transaction reporting system, that average sale price for such shares for the five days immediately preceding the date of determination on such system.

          6.6    In the event the Company should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, declare a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”), combine its outstanding shares of Common Stock into a lesser number of shares or issue by reclassification of its shares of Common Stock any shares of its capital stock, without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split, subdivision, combination or reclassification if no record date is fixed), the Conversion Price shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of this Note shall be adjusted in proportion to such change in the number of outstanding shares.

     7.    Guaranteed and Secured Indebtedness; Ancillary Agreements. The indebtedness represented by this Note is guaranteed and secured pursuant to (i) the Guaranty executed by Mortgage as of the Effective Date of the Original Note for the benefit of the Holder, (ii) the Security Agreement dated as of the Effective Date of the Original Note between Mortgage and the Holder, (iii) the Pledge Agreement dated as of the Effective Date of the Original Note executed by the Company in favor of the Holder, and (iv) the Pledge Agreement dated as of the Effective Date of the Original Note executed by David A. Hite in favor of the Holder. Each of the foregoing agreements remains in full force and effect and applicable to the indebtedness under this Note. Furthermore, the Registration Rights Agreement dated as of the Effective Date of the Original Note between the Company and the Holder (the “Registration Rights Agreement”) shall remain in full force and effect.

     8.    Waiver of Notice. The Company hereby waives diligence, notice, presentment, protest and notice of dishonor.

     9.    Transfer of this Note or Common Stock on Conversion Hereof. This Note and the securities into which this Note may be converted may be transferred by the Holder at any time, provided that such transfer complies with applicable securities laws.

     10.    Representations and Warranties of the Company.

          10.1    Due Incorporation and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business of the Company.

          10.2    Due Authorization. The Company has full right, power and authority to enter into this Note, to make the borrowings and execute and deliver this Note as provided herein and to perform all of its duties and obligations under this Note. The execution and delivery of this Note will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or the Company’s bylaws or articles of incorporation. All necessary and appropriate corporate action on the part of the Company has been taken to authorize the execution and delivery of this Note. Within five days of the execution of this Note, the Company will deliver to the Holder a copy of the minutes of the meeting of the Company’s Board of Directors authorizing the Company to enter into this Note, to make the borrowings as provided herein, to perform all of its duties and obligations under this Note and authorizing Scott Sax, the Company’s President, to execute and deliver this Note on behalf of the Company.

          10.3    Enforceability. This Note has been validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

          10.4    Capitalization. All of the Company’s authorized and outstanding equity securities (including securities convertible into equity securities) are identified on Schedule A attached hereto. Other than as set forth on Schedule A, there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of the Company.

          10.5    Subsidiaries. The Company owns no securities of any other entity, except the Company owns all of the outstanding securities of Mortgage and such other subsidiaries as disclosed in the Company’s filings with the Securities and Exchange Commission (each, a “Subsidiary” and collectively, the “Subsidiaries”). Other than as set forth in this Section 10.5, there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of Mortgage.

          10.6    Compliance with Laws. The nature and transaction of the Company’s business and operations and the use of its properties and assets do not, and during the term of this Note shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

          10.7    Absence of Conflicts. The execution, delivery and performance by the Company of this Note, and the transactions contemplated hereby, do not constitute a breach or default, or require consents under, any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject, and will not result in the creation of any lien upon any of the assets of the Company.

          10.8    Issuance Upon Conversion. The Company shall reserve an adequate number of shares of Common Stock for conversion of this Note. Upon conversion of this Note, the Common Stock shall be validly issued, fully paid and nonassessable, and the Company shall use its reasonable efforts to ensure that the Common Stock issuable upon conversion of this Note will be issued in accordance with exemptions under applicable federal and state securities laws.

          10.9    Litigation and Taxes. Except as disclosed in the Company’s most recent Annual Report on Form 10-K or on Schedule B attached hereto, there is no litigation or governmental proceeding pending, or to the best knowledge of the Company after due inquiry, threatened, against the Company. The Company has duly filed all applicable income or other tax returns and has paid all material income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Company after due inquiry, threatened in respect of any tax returns of the Company.

          10.10    Offering. Assuming that the Holder is an Accredited Investor (as defined in Rule 501 under the Securities Act of 1933), the Company is not aware of any circumstances that would require the offer, sale and issuance of this Note to be registered under the Securities Act or applicable state securities laws. Neither the Company nor any agent of the Company acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

          10.11    No Omissions or Misstatements. None of the information included in this Note, other documents or information furnished or to be furnished by the Company or the Company’s public filings with the Securities and Exchange Commission, or any of its representations, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact. Copies of all documents referred to in herein have been delivered or made available to the Holder and constitute true and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

          10.12    Payment of Indebtedness. The Company has paid in full all indebtedness represented by the debenture held by Bayview Marketing, Inc. in the principal amount of $162,100.

     11.    Negative Covenants of the Company. The Company covenants and agrees that, from the Effective Date until the payment in full of this Note, without the consent of the Holder, the Company will not, and will cause the Subsidiaries to not:

          11.1    create, incur, assume or suffer to exist any indebtedness that is in any way senior or superior to this Note or the indebtedness represented hereby;

          11.2    merge or consolidate with or into any other corporation or sell or otherwise convey 30% or more of its assets;

          11.3    in a single transaction or series of related transactions, effect a significant acquisition of any business or entity (for purposes hereof, a “significant” acquisition shall be determined in accordance with Instructions 2, 3 and 4 or Item 2 of Form 8-K of the Securities and Exchange Commission);

          11.4    engage in any business other than the business conducted by the Company and the Subsidiaries, as the case may be, on the Effective Date;

          11.5    declare, set aside or pay any dividend or other distribution on any of its capital stock;

          11.6    engage in any transaction with any Affiliate (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) on terms less favorable to the Company or the Subsidiaries, as the case may be, than could be obtained from an unrelated party;

          11.7    issue any securities of, or securities convertible into securities of, Mortgage that would cause (or could cause following the conversion of securities convertible into capital stock of Mortgage) the Company to own less than all of the outstanding capital stock of Mortgage; or

          11.8    amend its Articles of Incorporation or Bylaws in any manner that adversely affects the rights associated with this Note or the Common Stock issuable upon conversion hereof.

          The Company will give notice to the Holder of any default under any provisions of this Note within three business days after the discovery by the Company of such default.

     12.    Affirmative Covenants of the Company. Until this Note is paid in full, the Company shall, and shall cause each Subsidiary to:

          12.1    operate its business only in the ordinary course and maintain its properties and assets in good repair, working order and condition;

          12.2    cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

          12.3    comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its business, properties or prospects;

          12.4    with respect to the Company only, deliver to the Holder within 20 days of the end of each fiscal month, monthly unaudited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity) all in reasonable detail, fairly presenting the financial position and the results of operations of the Company (and the Subsidiaries) as of the end of and through such fiscal month, prepared in accordance with generally accepted accounting principles, consistently applied in the United States (“GAAP”) and consistent with past practice;

          12.5    with respect to the Company only, provide the Holder with at least ten days’ written notice of any meeting of the Board of Directors of the Company and permit the Holder to designate an individual to attend such meeting, including any adjournment thereof, as an observer. In addition, the Holder’s designee shall receive all written material disseminated to the Board of Directors in advance, during or following any meeting, whether or not the designee was in attendance. The Holder’s designee shall receive the same compensation as is paid to the members of the Board of Directors in connection with such designee’s attendance of meetings of the Board of Directors; and

          12.6    maintain Consolidated Tangible Net Assets (as defined below) of no less than ($1,700,000) as of each of any two consecutive fiscal quarters. “Consolidated Tangible Net Assets” means, at any time for the determination thereof, the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other proper valuation reserves), except to the extent resulting from write-offs of capital assets (excluding write-offs in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its consolidated Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries provided to the Holder pursuant to Section 12.4.

     13.    Events of Default. The occurrence of any of following events (each an “Event of Default”), not cured in the applicable cure period, if any, shall constitute an Event of Default of the Company:

          13.1    a material breach of any representation, warranty, covenant or other provision of this Note, the Pledge Agreement or the Registration Rights Agreement, which, if capable of being cured, is not cured within five days following notice thereof to the Company;

          13.2    the failure to make when due any payment described in this Note, whether on or after the Maturity Date, by acceleration or otherwise;

          13.3    (i) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent;

          13.4    the failure of the Company for two consecutive fiscal quarters to achieve 25% of Net Income (as defined below) in the amounts set forth on Schedule C attached hereto for the applicable period commencing January 1, 2004. “Net Income” means the net income generated by the Company in such fiscal quarter computed in accordance with (i) GAAP, (ii) the method utilized by the Company to calculate Net Income in the financial projections attached hereto as Schedule C, and (iii) the Company’s historical practice and procedure for computing Net Income; provided, however, that Net Income shall not include any extraordinary charge related to intangible assets of the Company required to be expensed by the Company by any governmental agency; and

          13.5    the disapproval of the Mortgage Sale by the shareholders of the Company at the Company’s special meeting of shareholders (or any adjournment thereof) pursuant to the terms of the Proxy Statement.

          Upon the occurrence of any Event of Default that is not cured within any applicable cure period, the Holder may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid Principal Amount, together with accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any of the Note to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default. In addition, during the occurrence of any Event of Default, the Company shall not make any payment on any other outstanding indebtedness of the Company (other than indebtedness of the Company to which the Holder has agreed in writing to subordinate this Note). Upon the occurrence of an Event of Default, the Final Interest Payment canceled pursuant to Section 2.2 of the Restated Note shall become immediately due and payable and the Company shall therefore pay to the Holder the sum of $700,000 in satisfaction thereof.

     14.    Miscellaneous.

          14.1    Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

          14.2    Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

          14.3    Titles and Subtitles; Incorporation by Reference. The titles and subtitles of the Sections of this Note are used for convenience only and shall not be considered in construing or interpreting this agreement. The recitals are hereby incorporated herein by this reference and made a part hereof.

          14.4    Legend. Any certificate representing shares of the Company’s Common Stock issued upon conversion of this Note or otherwise issued hereunder shall be stamped or otherwise imprinted with a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUED UPON EXERCISE HEREOF MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, NOR MAY THIS NOTE BE EXERCISED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

          14.5    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:

Entrust Financial Services, Inc.
6795 E. Tennessee Avenue, Fifth Floor
Denver, CO 80224
Attn: Scott J. Sax
Fax: (303) 320-4303

with a copy to:

Kendall Koenig & Oelsner, P.C.
1675 Broadway, Suite 750
Denver, CO 80202
Attn: Paul Koenig
Fax: (303) 672-0101

if to the Holder, to:

BBSB, LLC
5600 S. Quebec Way, Suite 200B
Greenwood Village, CO 80111
Denver, CO 80264
Attn: Geoff Babbitt
Fax: (303) 771-3923

with a copy to:

Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, 22nd Floor
Denver, CO 80202
Attn: Adam J. Agron
Fax No.: (303) 223-1111

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

          14.6    Note Holder Not Shareholder. This Note does not confer upon the Holder any right to vote or to consent to or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

          14.7    Governing Law. This Note shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

          14.8    Waiver and Amendment. Any term of this Note may be amended, waived or modified with the written consent of the Company and the Holder of this Note.

          14.9    Remedies; Attorneys Fees. No delay or omission by the Holder in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Holder and the undersigned or any other person shall be deemed a waiver by the Holder of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Holder or the exercise of any other right, remedy, power or privilege by the Holder. The rights and remedies of the Holder described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity. If an Event of Default occurs, the Company agrees to pay, in addition to the Principal Amount and Interest payable thereon, reasonable attorneys’ fees and any other costs incurred by the Holder in connection with its pursuit of its remedies under this Note.

          14.10    Expenses. The Company shall pay all costs and expenses incurred by the Holder (including reasonable attorneys’ fees) in connection with the negotiation and preparation of the documents contemplated by this Note. Nothing in this Section 14.10 shall in any way limit the Company’s obligation to pay the expenses incurred by the Holder in enforcing the terms of this Note pursuant to Section 4.1.

********

SIGNATURE PAGE
TO
SECOND AMENDED AND RESTATED
CONVERTIBLE PROMISSORY NOTE

     IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name on the Effective Date.

ENTRUST FINANCIAL SERVICES, INC. By: ________________________ Jeffrey D. Rudolph Chief Executive Officer

ACKNOWLEDGED AND AGREED:

BBSB, LLC

By:   ________________________
        Al Blum
        Manager

Exhibit A

Original Note

(See Attached)

Exhibit B

Restated Note

(See Attached)

Schedule A

Authorized and Outstanding Equity

Authorized Capital Stock as of the Effective Date

50,000,000 shares of Common Stock are authorized.
1,000,000 shares of Preferred Stock are authorized.

Issued and Outstanding Capital Stock as of the Effective Date

2,576,795 shares of Common Stock.
No shares of Preferred Stock.
530,000 shares of Common Stock issuable pursuant to warrants outstanding.
105,000 shares of Common Stock issuable pursuant to options outstanding.

Schedule B

Litigation

Carter v. Entrust Mortgage, Inc., et al. (This case was filed in the Northern District of Illinois and the Plaintiff has filed a complaint alleging violations of the Truth in Lending Act, Violations of the Fair Housing Act, Violations of the Illinois Interest Act, Violations of the Illinois Consumer Fraud and Deceptive Business Practices Act, and Breach of Fiduciary Duty). The Company has retained the Chicago Law firm of Arnstein & Lehr LLP. Judge Nordberg sua sponte re-set the briefing schedule on our motions to dismiss. Plaintiff’s response is now due April 16th and our reply is now due May 7th. In addition, the judge struck our status date of May 19th without resetting a new one.

Schedule C

Financial Projections

(See Attached)